Exhibit 10.22

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Execution Version

Termination Agreement

dated 13 December 2021

between

MoonLake Immunotherapeutics Ltd

Dorfstrasse 29

6300 Zug

(“Employer”)

and

Jonkheer Arnout Michiel Ploos van Amstel

[***]

(“Employee”)

(each a “Party” and collectively the “Parties”)

index

Preamble		3
1	Termination of Employment Relationship	3
2	Garden Leave	3
3	Compensation and Expenses	4
4	Deductions	4
5	Leaver Call Option	4
6	Vacations and Overtime	5
7	Loyalty and Secrecy Obligation	5
8	Intellectual property	6
9	Non-Competition and Non-Solicitation	6
10	Return obligation	7
11	Work certificate/Reference Information	7
12	Communication	8
12.1	Obligations by the Parties	8
12.2	Internal and external communication	8
13	Non-Derogatory Statements	9
14	Confidentiality	9
15	Insurance Schemes	9
16	Reflection Period	9
17	Full Settlement Clause	10
18	Salvatory Clause	10
19	Final Provisions	10

Preamble

The Parties have entered into an employment relationship on 1 May 2021 (the “Employment Relationship”). The Parties intend to terminate the Employment Relationship by mutual consent.

Now, therefore, the Parties agree as follows:

1	Termination of Employment Relationship

The Parties agree to terminate the Employment Relationship by mutual agreement with effect as per 28 February 2022 (the “Termination Date”).

Any extension of the Employment Relationship due to illness or accident or any other reason according to Article 336c para. 1 of the Swiss Code of Obligations (“CO”) shall be expressly excluded.

The Employee confirms that no other employment relationship (than the one with the Employer), no mandate, no agency nor any other legal or contractual relationship, except for (i) the SHA (as defined below), (ii) the Business Combination Agreement (as defined below) as well as (iii) all ancillary documents and agreements, in particular the investment agreement, signed or executed in connection with the Business Combination Agreement ((i), (ii) and (iii) together, the “Ongoing Contractual Relationships”), exists between the Employee and the Employer or any affiliated company of the Employer (e.g. parent company, subsidiaries and/or any associated and affiliated entities). In case such legal relationship would exist, the Parties hereby agree to terminate such relationship as of today, provided however, that the Ongoing Contractual Relationships shall not be terminated by this Termination Agreement.

2	Garden Leave

The Employee who is currently on sick-leave shall be released from his duty to perform work as soon as and in the extent as he will be no more prevented from performing his work (the “Garden Leave”).

The Employer is entitled to contact and deploy the Employee during Garden Leave on the basis of specific requests. The Employee will be notified of the corresponding assignment at least 7 days in advance. Such notice will not be valid if the Employee has already started a new job at the time of the ordered deployment or if he is on vacation according to clause 6 below.

The Employee is obliged to inform the Employer immediately of any further illness or accident during Garden Leave.

From the date of the Garden Leave, the Employee is no longer entitled to act on behalf of the Employer. The Employer shall initiate the necessary deletions of the Employee from the commercial register and banks.

3	Compensation and Expenses

Until the Termination Date, the Employer shall pay to the Employee the contractually agreed monthly gross salary of CHF 35’416.65 on the usual due dates.

For the period during which the Employee is prevented from working through no fault of his own, the Employee’s entitlement to continued payment of salaries at 100% and shall not be governed by the contractually agreed benefits in the event of prevention from working through no fault of his own, the difference of 20% between the payments of the insurance of 80% and the 100% of the salary being paid by the company. This also applies to the period in which the Employee would have been prevented from working if not on Garden Leave.

The Employee is entitled to a pro-rated bonus payment for the period from 1 May 2021 to the Termination Date (i.e. 10 months). The final bonus amount will be decided by the board in accordance with clause 5.2 of the employment contract. The Employee will be treated equally as the other two founders with regard to the determination of the bonus payment, independently of the sick-leave, the garden leave and the termination of the Employment Relationship effective as of the Termination Date, especially regarding the fulfilling of the two milestones according to clause 5.2 of the employment agreement between the Employee and the Company dated 30 April 2021 (the “Employment Agreement”).

All possible expenses and fringe benefits associated with the actual work performance are waived during Garden Leave.

By signing this Termination Agreement, the Employee acknowledges that the Employer no longer owes him any further payments under any title whatsoever (including but not limited to, any salary payments, severance payments, bonus entitlements, reimbursement of expenses, benefits, overtime, vacation, and any other claims, entitlements, benefits, and sums due or which the Employee has or may have under or relating to the Employment Relationship and/or the termination thereof against the Employer and/or the Employer’s affiliates).

4	Deductions

Unless expressly agreed otherwise, the Employee’s statutory, regulatory and contractually owed contributions for AHV/IV/EO, ALV, occupational benefits insurance (BVG), non-occupational accident insurance (NBU) and daily sickness benefits insurance as well as any withholding taxes shall be deducted from all compensation and other benefits of the Employer.

5	Leaver Call Option

The Parties are bound by the terms and conditions of the shareholders’ agreement dated 28 April 2021, between the Series A Investors, the Founders and the Company (as such terms are defined therein) (the “SHA”).

The Employee currently holds 110,000 Common Shares (as defined in the SHA), of which 90% are subject to a reverse vesting schedule pursuant to section 13 of the SHA. As of the Termination Date, 57,756 Common Shares (as defined in the SHA; i.e. 52.5% of Employee’s Common Shares and 58.3% of Employee’s Leaver Shares as defined in the SHA) remain unvested.

The Parties hereby agree that the Leaver Call Option as defined in the SHA shall be exercisable concurrently with the signing of this Termination Agreement.

The Employer hereby exercises the Leaver Call Option (as defined in the SHA) and the Employee hereby sells, assigns (as also evidenced in the assignment declaration set forth in Annex 1 hereto) and transfers, 57,756 Common Shares (as defined in the SHA; the “Unvested Shares”) to the Employer. For documentation purposes, within 2 business days, the Employee shall deliver to the Employer or its representative the duly executed original of the assignment declaration with respect to the Unvested Shares mentioned above. For clarity, the other 52,244 Common Shares (as defined in the SHA) are vested (the “Vested Shares”) and will remain in the full possession of the Employee.

Not later than 2 business days after the date of this Termination Agreement, the Employer shall pay to the Employee a purchase price in the amount of CHF 5,775.60 in consideration for the Unvested Shares.

The Employer shall notify the other parties to the SHA of the termination of the Employment Relationship and of the exercise by the Employer of the Leaver Call Option (as defined in the SHA), all in accordance with section 13.3 of the SHA.

For clarity, the amended and restated shareholders’ agreement which shall be entered into in connection with and in advance of the closing of the business combination agreement by and among the Employer, Helix Acquisition Corp. and the further parties set forth on the signature pages to the business combination agreement (the “Business Combination Agreement”), the Business Combination Agreement and the ancillary documents thereto shall not be amended by this Termination Agreement. The SHA shall not be amended by this Termination Agreement with respect to the Vested Shares of the Employee. In the event of a conflict between the terms of the SHA with respect to the Unvested Shares of the Employee, the terms of this Termination Agreement shall prevail as between the parties to this Termination Agreement.

6	Vacations and Overtime

All remaining vacation entitlement and/or overtime (“Überstunden”) and/or statutory overtime (“Überzeit”) balance accumulated until the Termination Date is deemed fully compensated by the Garden Leave. Therefore, there will be no cash compensation of any vacation entitlement and/or overtime (“Überstunden”) and/or statutory overtime (“Überzeit”) balance.

7	Loyalty and Secrecy Obligation

For the remainder of the Employment Relationship and also after the Termination Date, the Employee shall keep strictly confidential and neither use for his own purposes or that of others nor make known to any third person any information pertaining to the Employer, its affiliates and group companies and/or its business. These include in particular, but not limited to, any trade or business secrets, any products, processes, customers, contracts, business prospects, business methods, techniques, research, or know-how or data of the Employer, its affiliates and group companies that has been disclosed or otherwise made available to the Employee during the Employment Relationship, regardless of whether such information is confidential or not, except if such information is already publicly known and in the public domain.

In case of a violation of this obligation, the Employee shall owe the Employer a penalty of CHF 100’000 for each breach. In addition to the penalty, the Employer retains the right to claim compensation for damages exceeding the penalty. The payment of this penalty shall not release the Employee from the continued compliance with this clause.

8	Intellectual property

Even after the Termination Date, the Employee continues to be bound to his obligations regarding inventions, designs, copyrights, software, know-how and other results of the Employee’s work pursuant to the employment contract and the applicable provisions of the law. In particular, the Employee remains obliged, upon the Employer’s request, to cooperate with regard to possible formalities (e.g. declaration of assignment).

9	Non-Competition and Non-Solicitation

The Parties agree to replace the post-contractual non-competition and non-solicitation clause (clause 16 of the employment contract) with the following:

During the employment relationship and for a period of 6 months after the Termination Date, the Employee agrees – without the express written consent of the Employer:

-	not to accept a part-time or full-time employment as an employee with any company, which develops, produces, distributes or offers wholly or partly products in the same therapeutic areas as the Employer or its affiliated companies;

-	not to, neither directly nor indirectly, establish or to participate in such company or to operate such company at their own costs.

-	not to solicit or recruit, neither directly nor indirectly (in particular through a company owned or controlled by the Employee), employees and/or previous or current customers of the Employer.

During the employment relationship and for a period of 12 months after the Termination Date, the Employee agrees – without the express written consent of the Employer:

-	not to accept a part-time or full-time employment as an employee with or consult any company which develops, produces, distributes or offers wholly or partly assets targeting the IL-17 molecular pathway;

-	not to, neither directly nor indirectly, establish or to participate in such company or to operate such company at their own costs.

During the employment relationship and for a period of 6 months after the Termination Date, the Employee agrees – without the express written consent of the Employer not to consult any company which develops, produces, distributes or offers wholly or partly products in the therapeutical areas of Psoriasis, Psoriatic Arthritis, Hidradenitis Suppurativa, non-radiographic Axial Spondyloarthritis and radiographic Axial Spondyloarthritis (also known as Ankylosing Spondylitis).

The post-contractual non-competition clause applies worldwide.

In the event of a breach, the Employee shall owe the Employer a penalty of CHF 100’000 for each breach. In addition to the penalty, the Employer retains the right to claim compensation for damages exceeding the penalty. The payment of the penalty shall not release the Employee form the obligation to continue to comply with the post-contractual non-compete clause.

The Employer is entitled at any time regardless of the payment of the penalty and/or additional damages to demand the termination of any actions, which are in breach of the non-competition clause and to have the Employee ordered to cease any and all activities in breach of the non-competition obligations by a court (remedy of specific performance, “Realexekution”).

10	Return obligation

Unless otherwise provided in this Termination Agreement, the Employee is obliged to return to the Employer no later than 7 days following the signing of this Termination Agreement all property, possessions and/or equipment belonging to the Employer (such as keys, badge and laptop). However, the mobile number [***] (which was transferred by the Employee from Swisscom to SALT in June 2021 as his business number) will be transferred from the Employer to the Employee’s personal account with SALT not later than seven days following the signing of this Termination Agreement. Until the same date, the Employee is obliged to return/handover all work products, login credentials including but not limited to any company profile on social media as well as all further documents related to the Employer, regardless of the form in which they exist (including, but not limited to, computer files, source codes, notes, and documentation). The Employee’s access to SharePoint, OneDrive and company email account will be blocked by the date of the Garden Leave.

The Employee is obliged not to make, retain or furnish to any other person or entity any records, copies, duplicates, reproductions or excerpts of such work products, documents, property and/or equipment of the Employer.

11	Work certificate/Reference Information

Within 14 working days after mutual signing of this Termination Agreement, the Employer shall issue the Employee with the final work certificate attached to this Termination Agreement as Annex 2.

The Employer is prohibited to provide reference information, unless the Employee would give his permission later. Any reference information shall be provided in line with the text of the final work certificate.

12	Communication

12.1	Obligations by the Parties

All internal and external communication shall be handled exclusively by the Employer according to the internal and external communication defined in clause 12.2 hereafter. The Employee is obliged to maintain confidentiality and must refrain from making his own announcements about the termination of the Employment Agreement, both in writing and verbally. This includes in particular but not limited any announcements to investors, analysts, competitors, authorities or on social media (e.g. LinkedIn). However, the fact that the Employee is not allowed to make an official announcement, does not exclude to mention the reasons why he is leaving the company in line with the agreed internal and external communication (see 12.2) after the closing of the transactions contemplated by the Business Combination Agreement.

In case of a violation of this clause by the Employee, the Employee shall pay a penalty of CHF 100’000. The payment of such penalty shall not release the Employee from the continued compliance with this clause.

12.2	Internal and external communication

With regard to the Employee’s departure from the services of the Employer, the following internal and external official version is agreed upon:

“MoonLake Immunotherapeutics AG (“MoonLake”, “Company”) informs that our Founder and colleague, Arnout Ploos van Amstel, has stepped away from his functions as Chief Operating Officer and from MoonLake and will leave the company for the end of February 2022 after 2,5 years of successful and intensive dedication to the in-licensing process, the startup and initial build of MoonLake. His departure is due to personal reasons, and will allow him to attend to his health, away from the demands of supporting the daily operation of the company. Arnout is and always will be a Founder of MoonLake. The founders are thankful and indebted for our journey together in bringing an idea to life as MoonLake, and for launching and building the base for the company. And, together with the colleagues at MoonLake, we wish Arnout the best over the next months and years”.

13	Non-Derogatory Statements

The Parties agree not to make any negative or untrue statement or communication of whatever nature about the other Party, i.e. the Employee or the Company or any of its affiliates to any third party following the execution of this Termination Agreement.

14	Confidentiality

The Parties undertake to treat the subject matter and content of this Termination Agreement as strictly confidential and not to disclose it to third parties. Disclosure to the respective legal advisors of the Parties, to persons in connection with the fulfilment of a legal obligation or to comply with accounting and reporting standards, including without limitation FASB standards and SEC rules, and to courts and authorities remain reserved.

15	Insurance Schemes

The Employee’s membership in the company pension scheme with AXA Life Ltd. will expire as per the Termination Date. The employer notifies AXA Life Ltd. of the termination of the Employment Relationship. The risks of death and disability remain insured for one month after the Termination Date, but at the latest until entry into a new pension fund.

With regard to the accident insurance, the Employee is herewith informed, that the compulsory accident insurance coverage ends on the thirty-first (31st) day after the day on which the entitlement to at least half the salary ceases. It is, however, possible to extend the non-occupational accident insurance up to six (6) months at the Employee’s own expense by means of a so called “Abredeversicherung”. Such “Abredeversicherung” must be concluded by payment of the premium no later than on the thirty-first (31st) day after the day on which the entitlement to at least half the salary ceases. If the Employee is not insured again within 31 days by an obligatory accident insurance according to the UVG and has suspended the insurance cover for accidents from his obligatory health insurance, he must notify his health insurance company immediately so that the insurance cover for accidents can be included in his health insurance. Depending on his health insurance company, the suspension of the insurance cover for accidents may also apply in the case of an “Abredeversicherung”. For further details, it is to refer to the data sheet LAA/UVG special agreement insurance of Vaudoise in Annex 3.

With regard to the Employer’s collective daily sickness benefits insurance (“Krankentaggeldversicherung”) and the supplementary accident insurance (“Unfallzusatzversicherung”), the Employee is herewith informed, that the insurance coverage ceases as per the Termination Date. In accordance with the general insurance conditions of Groupe Mutuel, employees residing in Switzerland have the option of transferring to an individual daily benefits insurance at their own expense within 90 days after the Termination Date. Restrictions of the right of transfer according to the general insurance conditions of the corresponding insurance remain reserved. The application form for the transfer to the individual daily benefits insurance can be found in Annex 4.

16	Reflection Period

The Employee confirms that he has been granted by the Employer a sufficiently long reflection period and the opportunity to obtain independent legal advice before signing this Termination Agreement.

17	Full Settlement Clause

Each Party confirms that, upon performance of the other Party’s obligations under this Termination Agreement, it shall have no claim whatsoever against the other Party (and as regard to the Employer: against its affiliates or any group companies or any of its employees, directors, agents or officers), always provided that the Ongoing Contractual Relationships remain unaffected by this general waiver, and that all rights and claims arising out of or in connection with the employment relationship and/or the termination thereof are fully and finally settled, whether or not they were aware of such claims at the time of signing this Termination Agreement. The obligations according to sections 7 (Loyalty and Secrecy Obligation), 9 (Non-Competition and Non-Solicitation), 12 (Communication), 13 (Non-Derogatory Statements) and 14 (Confidentiality) remain reserved.

18	Salvatory Clause

If any provision of this Termination Agreement is held to be invalid or unenforceable for any reason it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the fullest extent possible. In any event, all other provisions of this Termination Agreement shall be deemed and remain valid and enforceable to the fullest extent possible, unless such invalidity or unenforceability significantly restricts or changes the Parties’ rights and obligations under this Termination Agreement.

19	Final Provisions

There are no verbal collateral agreements to this Termination Agreement.

Changes or additions to this Termination Agreement must be made in writing. This shall also apply to the amendment or supplement to this written form clause.

This Termination Agreement shall be exclusively governed by and construed in accordance with the substantive laws of Switzerland without regard to conflict of law principles (namely the Swiss Federal Act on Private International Law).

Any dispute, controversy or claim arising out of or in relation to this Termination Agreement shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant or where the Employee normally had to perform his duties.

This Termination Agreement is executed in as many original counterparts as there are Parties to it. Each Party shall receive one original counterpart.

Annexes

-	Annex 1 - Assignment Declaration

-	Annex 2 - Interims Work Certificate

-	Annex 3 – Data Sheet Vaudoise

-	Annex 4 – Application Form Group Mutuel

[Signatures on the following page.]

Employer

/s/ Simon John Sturge	Spike Nasmyth Loy
Simon John Sturge	Spike Nasmyth Loy
Chairman	Member of the Board

Employee

/s/ Jonkheer Arnout Michiel Ploos van Amstel
Jonkheer Arnout Michiel Ploos van Amstel